UNITED STATES
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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XETA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

XETA Technologies, Inc.

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On February 8, 2011, XETA Technologies, Inc. (“XETA”), PAETEC Holding Corp. (“PAETEC”) and Hera Corporation, an indirect wholly-owned subsidiary of PAETEC (“Hera”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Hera will merge with and into XETA, and as a result of the merger, XETA will become an indirect wholly-owned subsidiary of PAETEC. The Merger Agreement is on file with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by XETA on February 10, 2011, and is incorporated by reference into this filing.
XETA made available on its website answers to frequently asked questions regarding the Merger Agreement and the proposed merger, a copy of which is included below.
Key Information — Questions and Answers
Disclaimer
Additional Information: In connection with our proposed merger transaction with PAETEC, we will file a proxy statement and other relevant materials with the Securities and Exchange Commission. Before making any voting decision on the proposed merger, you should read the proxy statement and these other materials regarding the merger, when they become available. These documents will contain important information about the proposed merger. You will be able to obtain copies of the proxy statement when it is available and other documents filed by XETA for free at the SEC’s website at http://www.sec.gov or at the company’s website at http://www.xeta.com. XETA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from XETA’s shareholders in connection with the proposed merger transaction. Information concerning the interests of those persons is contained in XETA’s proxy statement relating to its 2010 annual shareholders meeting and in its annual report on Form 10-K for the fiscal year ended October 31, 2010, both filed with the SEC, and will also be contained in the proxy statement relating to the merger transaction when it is filed and becomes available.

About PAETEC
Who is PAETEC?
Where did PAETEC get its name?
How big is PAETEC?
Has PAETEC received any industry accolades?
Are there articles on PAETEC I can read?

Key Links
Where can I find Information on PAETEC?

The PAETEC-XETA Vision
Why is this good for XETA?
Why is this good for PAETEC?
How will we fit in with PAETEC?

Culture
What’s PAETEC’s culture like?

Organization
Will our company name change?
Will we add more employees to XETA?
How will we integrate with PAETEC?
Is there a transition team?

The Acquisition
Where can I find details on the Acquisition?

Sales Channel
What is this Equipment for Services program with PAETEC?
Who do I call to meet a Network Sales Rep?

More Information
Where do I go if I have additional questions?

About PAETEC
Who is PAETEC?
The company was started in 1998 by Arunas Chesonis, who still leads as Chairman and CEO. PAETEC is now one of the largest Competitive Local Exchange Carriers (CLECs) in the nation, with $1.58B in 2009 revenue and traded on the NASDAQ stock exchange under the symbol PAET. PAETEC also is listed on the prestigious Fortune 1000 list at #982 in 2010.
PAETEC has a wide portfolio of communications products, ranging from voice, data and network security products, to Telecom Expense Management software called “PINNACLE”, a IP-PBX manufacturer Allworx, Fixed Wireless transport, and even recently an Energy supplier division.
Additionally, PAETEC has a Value Added Reseller division called Quagga with major presence in Sacramento, CA, Mt. Laurel, NJ (outside of Philadelphia), and Daytona, FL.
Where did PAETEC get its name?
PAETEC has a name as unique as XETA. Original employees coined the name PAETEC as an acronym for Arunas’ family: wife Pam, and children in descending order Adam, Erik, Tessa, and Emma Chesonis.
How big is PAETEC?
As a publicly traded company, many key statistics are released at the end of each quarter. As of December 31, 2010, the company has:
•	Approximately 4,600 Employees

•	Over six million Access Line Equivalents

•	Approximately 90,000 business customers

•	36,700 route miles of fiber

•	$1.58B in reported 2009 Revenue

•	The #982 spot on the 2010 FORTUNE 1000 list
Has PAETEC received any industry accolades?
PAETEC’s customer and employee focused culture has earned the company many accolades in the industry including:
•	Frost and Sullivan Customer Value Enhancement Award for SIP Trunking

•	Ranked #12 in 2010 in the Best Companies to Work for in Texas

•	Ranked #9 in 2010 and #10 in 2009 of Best Large Companies to Work for in New York State

•	#38 ranking in Training Magazine’s 125 Best Training Programs in the world in 2010. Also included in the Top 125 in 2009, 2008 and 2007.

•	#409 on the 2010 Deloitte Technology Fast 500; #414 in 2009

•	PAETEC’s Network Operations Center named “Back Office Customer Service Department of the Year” in 2009 at the annual Stevie Awards

•	PAETEC’s SIP Trunking named Most Innovative Product by Telephony Magazine in 2008

•	Corporate Stewardship Finalist from US Chamber of Commerce Center for Corporate Citizenship in 2005, 2006 and 2007

•	2005 American Business Ethics Awards by the Society of Financial Service Professionals
Are there articles on PAETEC I can read?
PAETEC continues to be profiled in the media in various contexts. Some recent articles include:
•	September 13, 2010 — PHONE+ Magazine: Cavalier Telephone Acquisition

•	May 28, 2010 — PHONE+ Magazine: Telecom + Energy

•	March 11, 2010 — xchange Magazine: CLEC’s Talk Strategic Changes for 2010

•	January 19, 2010 — PHONE+ Magazine: Q&A with PAETEC Channel Chief Donna Wenk

•	January 2010 — IT Expo: TMCnet PAETEC Interview With EJ Butler

•	January 2010 — IT Expo: TMCnet Allworx Interview With Jeff Szczepanski

•	January 11, 2010 — FierceTelecom: Leaders — Arunas Chesonis, Chairman and CEO of PAETEC

•	January 11, 2010 — ColoradoBIZ Magazine: Powering Up the Future

•	October 2, 2009 — Forbes: Building a Telecom Success Story

•	May 11, 2009 — ColoradoBIZ Magazine: Telecom CEO lays out energy ambitions

•	March 21, 2009 — PHONE+ Magazine: PAETEC Extends Financing Options

•	November 2008 — INTERNET TELEPHONY: Where Plentiful Proficiency Meets Customer Care

•	November 2008 — ACUTA Journal: Fixed Wireless at NYULMC

•	September 1, 2008 — Amazing Allworx Conquers Small Businesses

•	June 6, 2008 — Industry Analyst Case Study on PAETEC

•	May 8, 2008 — PAETEC: Success Under the Radar

•	May 1, 2008 — The New National Alternative
Key Links
Where can I find Information on PAETEC?
XETA Employees Welcome Site — An extranet page designed specifically for XETA employees.
Username: [Intentionally Omitted]
password: [Intentionally Omitted]
PAETEC.com — PAETEC’s corporate Web site
Quagga.com — Value added reseller acquired by PAETEC in 2010; Quagga is the primary brand name for this division, which includes PAETEC’s legacy VAR entity, Integrated Solutions Group (ISG).
Allworx.com — IP PBX manufacturer and PAETEC subsidiary
Pinnsoft.com — Web site of PAETEC’s Telecom Expense Management software subsidiary, PINNACLE

HowPAETECHelped.com — Video and written testimonials from customers
PAETEC Network Map — High level overview of PAETEC’s network
Solutions Portfolio — A comprehensive overview of PAETEC’s products and solutions for customers
Messages from CEO to Customers — 3Q09, 4Q09, 1Q10, 2Q10, 3Q10, 1Q11
Investor Day Presentation — Presentation delivered to Financial Analysts and Investors at PAETEC’s annual Investor Day on May 17, 2010
3Q10 Earnings Supplemental Presentation — A quarterly summary presentation for investors on PAETEC’s quarterly performance
The PAETEC-XETA Vision
Why is this good for XETA?
This acquisition will bring an immediate nationwide network and sales presence to XETA in 86 of the nation’s largest 100 cities, as well as the strength and stability of a FORTUNE 1000 company. It also will increase the buying power and clout with XETA suppliers. For example, PAETEC is a Platinum Avaya dealer and Cisco Silver.
Additionally, PAETEC has over 90,000 medium and large business customers, many of which will be potential new clients for the XETA sales team.
Why is this good for PAETEC?
PAETEC has had an interconnect presence predominantly on the east and west coasts of the United States. XETA will immediately give PAETEC a strong VAR presence nationwide. XETA has some of the most talented employees around, which will be very well received at PAETEC.
How will we fit in with PAETEC?
XETA will become part of PAETEC’s subsidiary called Quagga Corporation. From an operational standpoint, for ten years PAETEC has had an equipment division called Integrated Solutions Group (ISG) with a presence in Mt. Laurel, NJ (just outside of Philadelphia) and Daytona, FL. We’ve since created powerful bundles of equipment and network service to serve our customers.
Culturally, our organizations are very similar, with strong focus on sales, service, and having fun along the way.

Culture
What’s PAETEC’s culture like?
PAETEC has developed four Core Values, which permeate everything the company does.
•	Caring Culture: We believe we exist for more than growing customers and reporting balance sheets, but to serve employees and the communities in which we live. For that reason, every employee is encouraged to use four paid hours per month to work on the charity of their choice. In fact, in 2005, PAETEC won the American Business Ethics Award for a mid-sized company (under $2.5B) by the Association of Financial Service Professionals.

•	Open Communication: Transparent and open communication is at the bedrock of PAETEC. Every Friday, all employees participate in a video Webcast presented by the CEO featuring the news of the week and recognizing employees. Additionally, a weekly employee newsletter, the “Owners’ InSight,” delivers news of the company to all employees.

•	Unmatched Service: Serving customers beyond expectations has become the hallmark of PAETEC’s quality. For example, our network customers never hear a menu of options when calling in to Customer Care. Each and every call is answered by a live, knowledgeable representative, typically in 20 seconds or less. PAETEC also measures customer satisfaction using the Net Promoter Score. In 2009, the telecom industry average was a -7, whereas PAETEC received a score of 18.8.

•	Personalized Solutions: A key PAETEC differentiator is arming our sales professionals with the ability and authority to customize solutions and pricing specifically for the needs of the business. Some employees like to say that PAETEC has never sold the same thing twice. While such a level of customization is a challenge, it also reflects our belief that we’re truly partners with our customers.
Organization
Will our company name change?
In the short term, no, the name will remain. However, it hasn’t yet been decided how XETA and Quagga will be branded in the future to reflect the single entity.
Will we add more employees to XETA?
We’re continuing to hire sales people nationwide at PAETEC, and expect that trend to continue with XETA.
How will we integrate with PAETEC?
Some preliminary integration planning will occur up through the closing of the transaction. Once closed, PAETEC’s cross functional Mergers and Acquisitions team will work closely with you on all aspects of the integration, from benefits to business cards.
Is there a transition team?
Yes, PAETEC now has a dedicated team of top employees in various functions to ensure that integrations go smoothly. The team is lead by Senior Vice President of Integration, Chris Ryan, who happens to work out of PAETEC’s Tulsa office.

The Acquisition
Where can I find details on the Acquisition?
As a public company, we are required to file disclosure documents with the SEC. Details of the acquisition will be made available when our proxy materials and related documents relating to the acquisition are filed with the SEC, as described above under “Additional Information”. Before you make any voting decision on the proposed acquisition, you should carefully read these proxy materials and other relevant documents that we will file with the SEC, which will contain important information about the acquisition.
Sales Channel
What is this Equipment for Services program with PAETEC?
One of the most valuable PAETEC programs to XETA sales professionals will be PAETEC’s popular Equipment for Services (EFS) program.
PAETEC’s EFS program takes a portion of the profitability of a network sale and can apply it to a lease for equipment, subsidizing a portion or even all of the network costs. With this program, if a prospect doesn’t have a budget to buy a needed equipment purchase from XETA , a PAETEC network rep can help propose a total solution that could save cost for a business over their incumbent carrier for network expenses (voice, data, security services, etc), as well as an equipment subsidy.
Soon, additional training on this very strategic program will be held for XETA sales representatives.
Who do I call to meet a Network Sales Rep?
After the close of the transaction, PAETEC network sales leaders will be calling their XETA counterparts to begin to align sales efforts where possible.
More Information
Where do I go if I have additional questions?
If you have additional questions, you can contact your immediate manager, Greg Forrest, or PAETEC’s Benefits hotline at 866.864.8888 (option #3). Questions will be forwarded to the appropriate person to answer.